Synergetics Reports Record Second Fiscal Quarter of 2012 Results

Sales up 13.6% Year-Over-Year to $15.1 Million

EBITDA up 42.4% Year-Over-Year to $3.1 Million

Income From Continuing Operations up 41.9% Year-over-Year to $1.9 Million

Earnings per Share From Continuing Operations up 40% to $0.07

O'FALLON, MO -- (Marketwire - March 12, 2012) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the second quarter ended January 31, 2012.

Highlights of the quarter include:

  Total sales of $15.1 million, an increase of 13.6% year-over-year.
  Ophthalmic and OEM sales increased 13.7% and 23.0%, respectively, year-over-year.
  Gross margin increases to 59.5% and operating margin increases to 17.4%.
  EBITDA from continuing operations of $3.1 million, an increase of 42.4% year-over-year.
  Income from continuing operations of $1.9 million, or $0.07 per diluted share, up 41.9% and 40%, respectively, year-over-year.

"We were encouraged by the strong, double-digit top line performance across our Ophthalmic and OEM businesses and pleased to report growth in net income and earnings per share of at least 40%. Moreover, we achieved a number of second quarter financial records in revenues, operating margins, EBITDA and net earnings," stated David M. Hable, President and CEO of Synergetics USA, Inc. "We continue to make progress with the implementation of our lean enterprise initiatives and expect continued margin improvement and free cash flow generation. In sum, we are focused on driving growth going forward and expect to deliver continued strong results and we are on track for meeting our stated goals."

Second Quarter Results

Second quarter of fiscal 2012 sales totaled $15.1 million, an increase of 13.6% compared to sales of $13.3 million in the second quarter of fiscal 2011. The increase in second quarter sales from last year was due to double-digit growth in both ophthalmic disposable products and OEM sales through our marketing partners. This growth was tempered by a decline in our Other segment primarily due to residual direct neurosurgery sales in the second quarter of fiscal 2011.

  Domestic sales increased 15.4% to $10.9 million in the second quarter of fiscal 2012 driven by positive Ophthalmology volume as well as higher OEM sales in the period. International sales increased 9.1% to $4.1 million this quarter.

  Ophthalmic sales rose 13.7% to $8.9 million compared with $7.8 million the second quarter of fiscal 2011. The growth in Ophthalmology benefited from higher volume of disposable products, including cannula systems and procedural kits, including our new VersaPACK kit, to domestic and international customers. Domestic Ophthalmic sales rose 11.2% and International Ophthalmic sales increased 16.7% year-over-year.

  Total OEM sales rose 23.0% to $6.0 million compared with $4.9 million in the second quarter of fiscal 2011. OEM sales beginning in fiscal 2012 include sales to our marketing partners. The increase in OEM sales benefited primarily from additional volumes of disposable products to Stryker and shipments of generators and accessories to Codman in the period. OEM sales also included deferred revenue of $131,000 from Codman and $322,000 from Alcon recognized in the second quarter of fiscal 2012 versus $64,000 from Codman and $231,000 from Alcon in the prior year period.

  Disposable product sales totaled $11.9 million, an increase of 13.5% compared with sales of $10.5 million last year. Capital equipment sales totaled $2.7 million in the second quarter of fiscal 2012 compared with $2.5 million in the second quarter of fiscal 2011, an increase of 9.0% year-over-year.

Gross profit for the second quarter of fiscal 2012 totaled $9.0 million, or 59.5% of sales, compared with $7.7 million, or 58.2% of sales, in the second quarter of fiscal 2011.

Total operating expenses increased 7.8% year-over-year to $6.4 million, or 42.1% of sales in the second quarter from $5.9 million in the comparable period. Research and development expenses were 6.1% of sales compared to 7.4% last year. Sales and marketing expenses were 19.3% of sales compared to 20.6% last year and general and administrative expenses were 16.7% of sales compared to 16.4% last year.

Operating income for the second quarter of fiscal 2012 increased 42.7% to $2.6 million compared with $1.8 million last year, representing an operating margin of 17.4% this quarter versus 13.8% last year. Operating income performance was due to the strong gross margin improvement and moderate operating expense growth as the Company begins to realize cost savings from its ongoing lean manufacturing initiatives and as it benefitted from timing differences in research and development.

Income from continuing operations increased 41.9% year-over-year to $1.9 million, or $0.07 per diluted share, from $1.3 million, or $0.05 per diluted share for the same period of fiscal 2011.

Six Month Results

Total net sales for the first six months of fiscal 2012 increased 12.7% to $28.6 million compared with $25.4 million in the same period last year. Net income for the first six months of fiscal 2012 increased 35.1% to $2.6 million, or $0.10 per diluted share, versus $2.0 million, or $0.08 per diluted share, in the first six months of fiscal 2011. These results are net of a loss from discontinued operations of $382,000, or $0.02 per diluted share, related to the completion of the sale of assets from our plastic injection molding business in the period.

As of January 31, 2012, the Company had approximately $13.9 million in cash and $741,000 in interest-bearing debt compared with $18.4 million in cash and $1.1 million in debt at the end of fiscal 2011. The use of cash over this period was primarily due to the tax payment of $6.0 million related to the Alcon supply agreement and settlement proceeds paid during the first six months of fiscal 2012 in addition to the continued use of cash to retire debt obligations. The Company expects to pay off the remaining debt using cash flow from operations and its strong cash balance in the third quarter of fiscal 2012.

Marketing Partner Strategic Updates

Alcon Supply Agreement

Subsequent to the end of the second quarter of fiscal 2012, Alcon informed the Company that it had decided to cancel the orders and forecasts covering the two products to have been supplied under the supply agreement executed in April 2010. The Company plans on recognizing the remaining deferred revenue associated with the supply agreement ratably over the next fourteen years, which is the remaining life of the patents, and the associated agreement. Importantly, the supply agreement has not been cancelled and remains in effect with both parties responsible for ongoing performance obligations.

Mobius Therapeutics™ Agreement

Synergetics recently entered into an agreement with Mobius Therapeutics™, LLC to provide packaging for Mitosol®, a drug recently approved by the U.S. Food and Drug Administration to be used in glaucoma surgery.

Stryker Agreement

Synergetics and Stryker Corporation have negotiated an early extension of the supply agreement for disposable ultrasonic instrument tips and certain other consumable products used in conjunction with the ultrasonic aspirator console and handpieces through March 31, 2016. "We are very excited about extending the agreement with Stryker over the next five years and the increased sales opportunities we expect going forward. The early extension of this important agreement allows both companies to adequately plan for the volumes being generated," said David M. Hable. "The agreement extension highlights our excellent partnership with Stryker and the potential to expand sales through their extensive sales and marketing organization. In addition, we continue to pursue cooperative development projects that build on their market leading ultrasonic aspirator console."

Conference Call Information

Synergetics USA, Inc. will host a conference call on Tuesday, March 13, 2012, at 10:30 a.m. Eastern Time to discuss second quarter and six month results and other recent developments and to review its growth strategy. The toll free dial-in number to listen and participate live on this call is (800) 588-4973, confirmation code 31637755. For callers outside the U.S., the number is (847) 230-5643. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the "Company") is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales distribution organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, procedural kits and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2011, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
                Condensed Consolidated Statements of Income
           Three and Six Months Ended January 31, 2012, and 2011
          (Dollars in thousands, except share and per share data)

                         Three Months Ended           Six Months Ended
                      January 31,   January 31,   January 31,   January 31,
                         2012          2011          2012          2011
                     ------------  ------------  ------------  ------------
Net sales            $     15,080  $     13,278  $     28,585  $     25,354
Cost of sales               6,108         5,548        11,696        10,605
                     ------------  ------------  ------------  ------------
    Gross profit            8,972         7,730        16,889        14,749
                     ------------  ------------  ------------  ------------
Operating expenses
  Research and
   development                923           986         1,713         1,705
  Sales and
   marketing                2,906         2,734         5,983         5,757
  General and
   administrative           2,525         2,176         5,063         4,427
                     ------------  ------------  ------------  ------------
                            6,354         5,896        12,759        11,889
                     ------------  ------------  ------------  ------------
    Operating income        2,618         1,834         4,130         2,860
                     ------------  ------------  ------------  ------------
Other income
 (expenses)
  Investment income             9            28            23            60
  Interest expense            (15)          (65)          (33)         (145)
  Gain (loss) on
   sale of product
   line                        --           (99)           --           (99)
  Miscellaneous                (4)           (4)           (6)          (11)
                     ------------  ------------  ------------  ------------
                              (10)         (140)          (16)         (195)
                     ------------  ------------  ------------  ------------
    Income from
     continuing
     operations
     before
     provision for
     income taxes           2,608         1,694         4,114         2,665
Provision for income
 taxes                        741           378         1,094           719
                     ------------  ------------  ------------  ------------
    Income from
     continuing
     operations             1,867         1,316         3,020         1,946
                     ------------  ------------  ------------  ------------
  (Income) loss from
   discontinued
   operations, net
   of income tax
   benefit
   (provision) of
   $193 and ($2),
   respectively                --            (4)          382            (7)
                     ------------  ------------  ------------  ------------
    Net income       $      1,867  $      1,320  $      2,638  $      1,953
                     ============  ============  ============  ============
Earnings per share:
  Basic
    Income from
     Continuing
     Operations      $       0.07  $       0.05  $       0.12  $       0.08
    Loss from
     Discontinued
     Operations      $       0.00  $       0.00  $      (0.02) $       0.00
                     ------------  ------------  ------------  ------------
    Net Income       $       0.07  $       0.05  $       0.10  $       0.08
                     ============  ============  ============  ============
  Diluted
    Income from
     Continuing
     Operations      $       0.07  $       0.05  $       0.12  $       0.08
    Loss from
     Discontinued
     Operations      $       0.00  $       0.00  $      (0.02) $       0.00
                     ------------  ------------  ------------  ------------
    Net Income       $       0.07  $       0.05  $       0.10  $       0.08
                     ============  ============  ============  ============
Basic weighted
 average common
 shares outstanding    25,085,296    24,937,463    25,028,165    24,860,188
Diluted weighted
 average common
 shares outstanding    25,280,449    25,074,230    25,200,831    24,977,399

                   SYNERGETICS USA, INC. AND SUBSIDIARIES
                  Unaudited Table of Net Income and EBITDA
      Three and Six Months Ended January 31, 2012 and January 31, 2011
            (Dollars in thousands, except per share information)

                             Three Months Ended         Six Months Ended
                          January 31,  January 31,  January 31,  January 31,
                             2012         2011         2012         2011
                         ------------ ------------ ------------ ------------
EBITDA Reconciliation
GAAP net income from
 continuing operations   $      1,867 $      1,316 $      3,020 $      1,946
  Interest expense, net            15           65           33          145
  Provision for income
   taxes                          741          378        1,094          719
  Depreciation expense            280          247          570          509
Amortization expense              162          147          324          343
                         ------------ ------------ ------------ ------------
EBITDA                   $      3,065 $      2,153 $      5,041 $      3,662
                         ============ ============ ============ ============

EBITDA, operating return on average equity and operating return on average assets are not financial measures recognized by U.S. generally accepted accounting principles ("GAAP"). EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization. Operating return on equity is defined as income from continuing operations divided by average equity. Operating return on assets is defined as income from continuing operations plus interest expense divided by average assets.

                   Synergetics USA, Inc. and Subsidiaries
                    Condensed Consolidated Balance Sheets
            As of January 31, 2012 (Unaudited) and July 31, 2011
                  (Dollars in thousands, except share data)

                                         January 31, 2012    July 31, 2011
Assets
Current Assets
  Cash and cash equivalents             $          13,930  $          18,399
  Accounts receivable, net of allowance
   for doubtful accounts of $297 and
   $282, respectively                              10,516             11,148
  Inventories                                      13,393             12,082
  Income taxes refundable                              31                ---
  Prepaid expenses                                  1,199                961
  Deferred income taxes                               935                792
  Assets held for sale                                ---                868
                                        -----------------  -----------------
    Total current assets                           40,004             44,250
Property and equipment, net                         8,961              8,561
Intangible and other assets
  Goodwill                                         10,661             10,660
  Other intangible assets, net                     11,535             11,792
  Deferred income taxes                             4,551              4,915
  Patents, net                                      1,146              1,050
  Cash value of life insurance                         82                 82
                                        -----------------  -----------------
    Total assets                        $          76,940  $          81,310
                                        =================  =================
Liabilities and stockholders' equity
Current Liabilities
  Current maturities of long-term debt  $             741  $           1,053
  Accounts payable                                  2,343              1,567
  Accrued expenses                                  2,610              3,193
  Income taxes payable                                ---              6,233
  Deferred revenue                                  1,288                540
                                        -----------------  -----------------
    Total current liabilities                       6,982             12,586
                                        =================  =================
Long-Term Liabilities
  Deferred revenue                                 16,461             18,060
                                        -----------------  -----------------
    Total long-term liabilities                    16,461             18,060
                                        -----------------  -----------------
    Total liabilities                              23,443             30,646
                                        -----------------  -----------------
Commitments and contingencies
Stockholders' Equity
  Common stock at January 31, 2012 and
   July 31, 2011, $0.001 par value,
   50,000,000 shares authorized;
   25,177,546 and 24,970,884 shares
   issued and outstanding, respectively                25                 25
  Additional paid-in capital                       25,886             25,598
  Retained earnings                                27,590             24,952
  Accumulated other comprehensive
   income:
   Foreign currency translation
   adjustment                                          (4)                89
                                        -----------------  -----------------
    Total stockholders' equity                     53,497             50,664
                                        -----------------  -----------------
    Total liabilities and stockholders'
     equity                             $          76,940  $          81,310
                                        =================  =================

                   Synergetics USA Inc. and Subsidiaries
              Condensed Consolidated Statements of Cash Flows
                 Six Months Ended January 31, 2012 and 2011
                 (Dollars in thousands, except share data)

                                        Six Months Ended   Six Months Ended
                                        January 31, 2012   January 31, 2011
Cash Flows from Operating Activities
  Net income                           $           2,638  $           1,953
  Plus: Loss from discontinued
   operations - net of tax                           382                 (7)
                                       =================  =================
  Income from continuing operations                3,020              1,946
  Adjustments to reconcile net income
   to net cash provided by operating
   activities
    Depreciation                                     570                509
    Amortization                                     324                343
    Provision for doubtful accounts
     receivable                                      ---                (16)
    Stock-based compensation                         275                161
    Deferred income taxes                            221                  2
    Loss of sale of product line                     ---                 99
    Gain on sale of equipment                        ---                 50
Changes in assets and liabilities
  (Increase) decrease in:
    Accounts receivable                              617                 64
    Inventories                                   (1,361)            (1,907)
    Prepaid expenses                                (258)              (158)
    Income taxes refundable                          (31)              (422)
  (Decrease) increase in:
    Accounts payable                                 804                155
    Accrued expenses                                (428)              (406)
    Deferred revenue                                (851)               305
    Income taxes payable                          (6,039)               (11)
                                       -----------------  -----------------
      Net cash (used in) provided by
       continuing operating activities            (3,137)               714
                                       -----------------  -----------------
Net cash used in discontinued
 operations                                           34                (32)
Net (used in) provided by operating
 activities                                       (3,103)               682
                                       -----------------  -----------------
Cash Flows from Investing Activities
    Proceeds from sale of equipment                  ---                 11
    Purchase of property and equipment              (983)              (949)
    Acquisition of patents and other
     intangibles                                    (162)              (140)
                                       -----------------  -----------------
      Net cash used in continuing
       investing activities                       (1,145)            (1,078)
                                       -----------------  -----------------
Net cash used in discontinued
 operations                                           --               (236)
   Net cash used in investing
 activities                                       (1,145)            (1,314)
                                       -----------------  -----------------
Cash Flows from Financing Activities
    Principal payments on revenue
     bonds payable                                   ---                (58)
    Payment on debt incurred for
     acquisition of trademark                       (313)              (295)
    Tax benefit associated with the
     exercise of non- qualified stock
     options                                           8                 97
    Proceeds from the issuance of
     common stock                                      5                152
                                       -----------------  -----------------
      Net cash used in financing
       activities                                   (300)              (104)
                                       -----------------  -----------------
Foreign exchange rate effect on cash
 and cash equivalents                                 79                (14)
                                       -----------------  -----------------
Net decrease in cash and cash
 equivalents                                      (4,469)              (750)
Cash and cash equivalents
    Beginning                                     18,399             18,669
                                       -----------------  -----------------
    Ending
                                       $          13,930  $          17,919
                                       =================  =================

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer